Exhibit 10.1

SECOND SUPPLEMENTAL AGREEMENT

This Second Supplemental Agreement (this “Agreement”), dated as of October 10, 2025, is entered into by and between YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”) MSP RECOVERY, INC., a company incorporated under the laws of the state of Delaware (the “Company”).

BACKGROUND

(A) Reference is made to the Standby Equity Purchase Agreement, dated as of November 14, 2023 (as amended restated, supplemented or otherwise modified from time to time, the “SEPA”) pursuant to which the Company has the right to issue and sell to the Investor, from time to time as provided therein, and the Investor shall purchase from the Company, up to $250 million of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Shares”).

(B) Pursuant to the SEPA and the Registration Rights Agreement entered into in connection therewith (the “Registration Rights Agreement”), the Company has agreed to register the resale of the Registrable Securities, upon the terms and subject to the conditions set forth therein.

(C) In accordance with Section 2.01 of the SEPA, the Investor has advanced to the Company the Pre-Paid Advance in the aggregate principal amount of $15,000,000, in three tranches, as evidenced by (i) a convertible promissory note issued to the Investor on November 15, 2023 in the principal amount of $5,000,000 (“Note MSPR-1”), (ii) a convertible promissory note issued to the Investor on December 11, 2023 in the principal amount of $5,000,000 (“Note MSPR-2”), and (iii) a convertible promissory note issued to the Investor on April 8, 2024 in the principal amount of $5,000,000 (“Note MSPR-3”, and collectively along with Note MSPR-1 and Note MSPR-2, the “Promissory Notes”). As of the date hereof, the remaining principal balance on the Promissory Notes is $6,470,000.

(D) On June 26, 2025, the parties agreed to supplement the SEPA to increase the amount of the Pre-Paid Advance by up to $3,000,000 (the “Supplemental Advance”), and to provide for the advancement of the Supplemental Advance in multiple tranches, as evidenced by: (i) a convertible promissory note issued to the Investor on June 26, 2025 in the principal amount of $750,000 (“Note MSPR-4”), (ii) a convertible promissory note issued to the Investor on July 16, 2025 in the principal amount of $750,000 (“Note MSPR-5”), (iii) a convertible promissory note issued to the Investor on August 8, 2025 in the principal amount of $750,000 (“Note MSPR-6”), (iv) a convertible promissory note issued to the Investor on September 18, 2025 in the principal amount of $375,000 (“Note MSPR-7”), and (v) a convertible promissory note issued to the Investor on September 29, 2025 in the principal amount of $375,000 (“Note MSPR-8,” and collectively along with Note MSPR-4, Note MSPR-5, Note MSPR-6, and Note MSPR-7 the “Supplemental Promissory Notes”). As of the date hereof, the remaining principal balance on the Supplemental Advance promissory notes is $3,000,000.

(E) The parties have agreed to supplement the SEPA to increase the amount of the Pre-Paid Advance by up to $3,000,000 (the “Additional Pre-Paid Advance”) and to provide for the advancement of the Additional Pre-Paid Advance in multiple tranches as set forth herein to be evidenced by additional convertible promissory notes in the form attached hereto as Exhibit A (each, an “Additional Promissory Note”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1. Definitions and Interpretation

1.1 Capitalized terms not otherwise defined herein shall have the meanings set forth in the SEPA, as applicable.

2. Additional Pre-Paid Advance Closing

2.1 Additional Pre-Paid Advance. Subject to the satisfaction of the conditions set forth in Annex II attached to the SEPA, and the additional conditions set forth in Section 2.3 herein, the Investor shall advance to the Company the Additional Pre-Paid Advance in the principal amount of up to $3,000,000, which shall be evidenced by Additional Promissory Notes in multiple tranches. Each Additional Pre-Paid Advance tranche shall be advanced in such amounts and at such times as the Company and the Investor may mutually agree, in their sole discretion (each Additional Pre-Paid Advance closing individually shall be referred to as an “Additional Pre-Advance Closing” and collectively referred to as the “Additional Pre-Advance Closings”).

From and after the date hereof, for the purposes of the SEPA, the term “Pre-Paid Advance” as used in the SEPA shall also include the Supplemental Advance, the Additional Pre-Paid Advance, and the term “Promissory Note(s)” shall also include the Supplemental Promissory Notes and the Additional Promissory Note(s).

2.2 Closing. Each Additional Pre-Advance Closing shall occur remotely by conference call and electronic delivery of documentation, and shall take place on such date and time as is mutually agreed to by the Company and the Investor, in each case provided that the conditions set forth on Annex II and the additional conditions applicable to such closing set forth in Section 2.3 herein have been satisfied. At each Additional Pre-Advance Closing, the Investor shall advance to the Company the principal amount of the applicable tranche of the Additional Pre-Paid Advance, less a discount in the amount equal to ten percent (10%) of the principal amount of such tranche of the Additional Pre-Paid Advance netted from the purchase price due and structured as an Original Issue Discount, in immediately available funds to an account designated by the Company in writing, and the Company shall deliver the Additional Promissory Note with a principal amount equal to the full amount of such Additional Pre-Paid Advance, duly executed on behalf of the Company.

From and after the date hereof, for the purposes of the SEPA, the term “Pre-Advance Closing(s)” as used in the SEPA shall also include the Additional Pre-Advance Closings.

2.3 Additional Conditions Precedent. The obligation of the Investor to advance to the Company a particular tranche of the Additional Pre-Paid Advance hereunder at each Additional Pre-Advance Closing is subject to the satisfaction, as of the date of such Additional Pre-Advance Closing, of each of the following additional conditions, provided that these conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

(a) The Company shall have duly executed and delivered to the Investor an Additional Promissory Note with a principal amount corresponding to the amount of the applicable tranche of the Pre-Paid Advance (before any deductions made thereto).

(b) After giving effect to the funding of Additional Pre-Paid Advance, the net increase to the principal amount outstanding under all Pre-Paid Advances from the date hereof shall not exceed $1,000,000.

(c) The Company shall have received all applicable consents or authorizations as required to issue the Additional Promissory Note at such Additional Pre-Advance Closing and perform all of its obligations thereunder.

3. Representations, Warranties and Covenants.

3.1 Representations and Warranties of the Company. For the purposes hereof, the Company represents and warrants to the Investor that, as of the date hereof all of the representations and warranties in the SEPA are true and correct in all material respects (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date) and shall apply in respect of the issuance and sale of the Additional Promissory Note to be issued upon each Additional Pre-Advance Closing.

3.2 Representations and Warranties of the Investor. For the purposes hereof, the Investor represents and warrants to the Company that, as of the date hereof all of the representations and warranties in the SEPA are true and correct (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date) and shall apply in respect of the issuance and sale of the Additional Promissory Note to be issued upon each Additional Pre-Advance Closing.

3.3 Registration. The Company shall as soon as practicable following the date hereof, prepare and file with the SEC a Registration Statement on Form S-1 or Form S-3 covering the resale by the Investor of additional shares of Common Stock to be issued pursuant to the SEPA. The Company shall use its best efforts to have such Registration Statement declared effective by the SEC as soon as practicable thereafter (provided, however, in the event the Company is notified by the SEC that the Registration Statement will not be reviewed or is no longer subject to further review and comments, the deadline for effectiveness as to such Registration Statement shall be the fifth Business Day following the date on which the Company is so notified by the SEC).

3.4 Current Report. The Company shall, not later than 5:30 p.m. New York City time, on the first business day after the date of this Agreement, file with the SEC a Current Report. The Company shall provide the Investor and its legal counsel a reasonable opportunity to comment on any description of this Agreement contained in a draft of the Current Report, including any exhibit to be filed related thereto, as applicable, prior to filing the Current Report with the SEC and shall reasonably consider all such comments. From and after the filing of the Current Report with the SEC, the Company shall have publicly disclosed all material, non-public information that has been delivered to the Investor (or the Investor’s representatives or agents) by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, agents or representatives (if any) in connection with the transactions contemplated by this Agreement.

3.5 Transaction Documents. From and after the date hereof, each of this Agreement and each Additional Promissory Note is and shall be deemed a “Transaction Document.”

3.6 Effective as of the date hereof, the Floor Price, as defined in paragraph 12(t) of each of the Promissory Notes and Supplemental Promissory Notes shall be reduced to $1.00.

4. Counterparts and Delivery. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

5. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

6. Non-Exclusive Agreement. Notwithstanding anything contained herein, this Agreement and the rights awarded to the Investor hereunder are non-exclusive, and the Company may, at any time throughout the term of this Agreement and thereafter, issue and allot, or undertake to issue and allot, any shares and/or securities and/or convertible notes, bonds, debentures, options to acquire shares or other securities and/or other facilities which may be converted into or replaced by Common Shares or other securities of the Company, and to extend, renew and/or recycle any bonds and/or debentures, and/or grant any rights with respect to its existing and/or future share capital.

7. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their respective affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement, together with the SEPA, contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties to this Agreement.

8. The SEPA. Other than as amended and supplemented by this Agreement, the SEPA and each Promissory Note shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company and the Investor have caused this Second Supplemental Agreement to be signed by their duly authorized officers.

COMPANY:

     MSP RECOVERY, INC.

By: ______________________________________

Name: John H. Ruiz

Title: Chief Executive Officer

INVESTOR:

YA II PN, LTD.

By: Yorkville Advisors Global LP
Its: Investment Manager

 By: Yorkville Advisors Global II, LLC
 Its: General Partner

By: ______________________________________
Name: Matt Beckman
Title: Member

EXHIBIT A

FORM OF ADDITIONAL PROMISSORY NOTE

Attached.